Consent of Independent Auditors
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 25, 2024, relating to the financial statements of Omni Newco, LLC, appearing in the Current Report on Form 8-K of Forward Air Corporation filed on June 10, 2024.

/s/Deloitte & Touche LLP
Dallas, TX
June 17, 2024